EXHIBIT 99.2

                                                  MARTIN R. NATHAN
                                                   Attorney At Law
                                           1980 Post Oak Blvd., Suite 1777
                                             Houston, Texas 777056-3889
                                           Tel: 713-961-4004/ Fax 961-2940
                                             Email: NATHANMR@LAWYER. com
                                                    ---------------
                                                  January 26, 2001

Mr. James D. Butcher
Entertainment Technologies and Programs, Inc.
16055 Space Center Blvd.
Suite 230
Houston, TX 77062

VIA TELEPHONIC DOCUMENT TRANSFER (FAX) TO THE INTENDED RECIPIENT'S CURRENT TELECOPIER NUMBER: (281) 486-6155
THIS DOCUMENT IS CONFIDENTIAL AND INTENDED SOLELY FOR THE VIEW AND USE OF THE INTENDED RECIPIENT. PLEASE NOTIFY THE SENDER IF
RECEIVED IN ERROR AND THEN DESTROY.

                                               Re: Retainer Agreement

Dear Doug,

         This confirms our conversation today and our prior conversations regarding my engagement as Special Counsel for Entertainment Technologies and Programs, Inc. ("Client"). We have discussed that the Client is attempting to acquire ownership of certain real property in the Houston area and is interested in expanding its operations by acquiring an interest in Arizona based corporation whose operations are synergistic to those of the Client. There are problems in the acquisition of the real properties and the corporation and may require legal assistance for potential securities and bankruptcy matters. My firm and I have handled acquisition of real properties and matters involved in bankruptcy proceedings. I agree to act as Special Counsel to Client on matters involving potential acquisition of the Texas property or an interest therein, and matters involving options regarding extension, moratorium, composition, refinancing, reorganization or other rearrangement with the creditors of the putative acquisition candidate on behalf of Client but not the acquisition candidate as of this time. In addition, I agree to handle such other matters as the parties may agree. However, Client agrees that it will engage Arizona based counsel if such is deemed appropriate.

         I am a member of Martin R. Nathan and Associates, P. C., (hereinafter referred to as the "Firm") which will assist me. Our client in this matter shall be Entertainment Technologies and Programs, Inc. or any subsidiary corporate enterprise that it may use to effect the transactions, and such representation of a subsidiary is hereby acknowledged not to be a conflict of interest. We will not act as Counsel for the acquisition candidate or any party whose assets are to be acquired, although we, acting for and on behalf of our Client may assist or advise It or its Counsel in such matters.


         As we discussed, Client will engage me on a set fee basis at the usual and regular hourly rates currently charged by its members, plus appropriate incentive compensation. The hourly fees and incidental costs shall be billed not less than monthly, but shall be payable solely from the Retainer Account as provided herein. Client shall issue to Martin R. Nathan a non-refundable retainer of Four Hundred Thousand (400,000) shares of authorized and non-assessable common stock of Client, (Symbol: OTC-BB: ETPI) on or before 10 days from the date hereof. The retainer shall be deemed fully earned (if not earlier paid against monthly billings) on February 1, 2002. I shall maintain the shares either in certificate form or in a brokerage account at a brokerage company which is a member of the National Association of Securities Dealers. The shares shall be issued pursuant to Registration under the provisions of S-8 promulgated by the Securities Exchange Commission ("SEC"). In the event that Registration of such shares is not available under S-8, then the shares will be subject to the restrictions of Rule 144 promulgated by the SEC. If any shares delivered are not registered when received, then it is agreed that I will have piggy-back registration rights, at my option, at a pro-rata cost of all shares then registered in the event that the Company undertakes any registrations of its securities with the SEC.

         The billing will be sent to Client and the earned number of shares shall be determined at the time of billing based on a rate equal to the average market bid price of such shares during the last 10 trading days that there was trading in a public market.
The shares so earned shall be released from the Retainer Account.

         Furthermore, Client agrees to pay or reimburse me for such costs or expenses paid to third-party providers which may be necessary  and  reasonable  in  connection  with its  representation  hereunder.
  These costs or expenses will be billed monthly as incurred. Bills shall be payable on or before 10 days after submission from such retainer account unless other provisions are made in advance.

         This Agreement may be terminated by either Party with cause upon ten (10) days written notice. Upon termination of this Agreement, I shall have the option to purchase any unearned shares at a price equal to $0.01 per share (which I reserve the right to prepay). The parties hereto agree to arbitrate any dispute, claim or liability between themselves by Arbitration pursuant to the Texas Arbitration Act, with the Arbitrators using the Federal Rules of
 Evidence in Civil Cases. This Agreement is subject to the Laws of the State of Texas and any cause of action by or between the parties hereto shall be brought and heard in Harris County, Texas. The losing party in any Arbitration shall pay reasonable legal fees, expenses or costs incurred by the winning party in resolving the Arbitrated matter in such amount as shall be determined by the
 Arbitrators.


         This Agreement modifies any prior agreements regarding my engagement (or any Law firm of which I am a member) as Special
Legal Counsel made this year, but not any earlier agreements. If the above accurately states our agreement, please sign one copy and return it to me. If the agreement is not fully, accurately and completely stated above, please make such corrections as you deem appropriate and return it to me for my review.

                                                          Very Truly Yours,



                                                           /s/Martin R. Nathan
Agreed:
Entertainment Technologies and Programs, Inc.


By:____________________________________
James D. Butcher, President

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